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                                                                   Exhibit 4.5.1
                                                                   -------------

                   CERTIFICATE OF AMENDMENT TO CERTIFICATE OF
            DETERMINATION OF PREFERENCES OF SERIES B PREFERRED STOCK
                            OF SYNBIOTICS CORPORATION
                            a California corporation

     The undersigned, Paul A. Rosinack and Michael K. Green, hereby certify that:

     A. Mr. Rosinack is the duly elected and acting President and Mr. Green is the duly elected and acting Secretary of Synbiotics Corporation, a California corporation (the "Corporation").

     B. Pursuant to the authority given by the Corporation's Articles of Incorporation, as amended to date, the Board of Directors of the Corporation has duly adopted the resolution attached as Exhibit A.
                                        ---------

     C. The authorized number of shares of Preferred Stock of the Corporation is 25,000,000, none of which has been issued. The authorized number of shares of Series B Preferred Stock of the Corporation is 4,000, none of which has been issued.

     IN WITNESS WHEREOF, the undersigned certify under penalty of perjury that they have read the foregoing Certificate of Amendment to Certificate of Determination and know the contents thereof, and that the statements therein are true and correct of their own knowledge.

     Executed in San Diego, California on January 18, 2002.


                                                            /s/ Paul A. Rosinack
                                                            --------------------
                                                            Paul A. Rosinack
                                                            President

                                                            /s/ Michael K. Green
                                                            Michael K. Green
                                                            Secretary

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                                    Exhibit A
                                    ---------

     NOW, THEREFORE, BE IT RESOLVED, that Article 5, Section 5.1 of the Certificate of Determination of Preferences of Series B Preferred Stock filed by the Corporation with the Secretary of State of the State of California on January 4, 2002 is hereby amended and restated to read as follows:

     "Section 5.1 Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Common Increase Date (as defined below) and from time to time thereafter, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000.00 by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be $0.12846. Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

     The "Common Increase Date" is the day the Corporation's Articles of Incorporation are amended to increase the authorized number of shares of Common Stock to at least 70,000,000. The Corporation covenants to use its best efforts to cause the Common Increase Date to occur by no later than July 31, 2002.

     In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock."